EX.99.CODE ETH

                                SARBANES-OXLEY

                                CODE OF ETHICS

                              MONETTA FUND, INC.

                                 MONETTA TRUST

                          EFFECTIVE NOVEMBER 10, 2003

                              (Revised 12/31/05)

I.    COVERED OFFICERS/PURPOSE OF THIS CODE

      This Sarbanes-Oxley Code of Ethics (this "Code") for the investment companies within Monetta Fund, Inc. and each series of the Monetta Trust

(consisting of Monetta Select Technology Fund, Monetta Mid-Cap Equity Fund,

Monetta Balanced Fund, Monetta Intermediate Bond Fund, and Monetta Government

Money Market Fund) (Monetta Fund, Inc. and each series of the Monetta Trust are referred to individually as a "Fund" and collectively as the "Funds")

applies to each Fund's Principal Executive Officer, Principal Financial Officer,

Principal Accounting Officer, and Controller, or persons performing similar functions elected by the Funds (the "Covered Officers") for the purposes of promoting:

    .  honest and ethical conduct, including, without limitation, the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

    .  full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the

       Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

    .  compliance with applicable laws and governmental rules and regulations;

    .  the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

    .  accountability for adheren to this Code.

 Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.   COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF

     INTEREST

      A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Funds.  For example, a conflict of interest would arise if a Covered Officer, or a member of the officer's family, receives improper personal benefits as a result of a position with the Funds.

      Certain conflicts of interest arise out of the relationships between

Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Investment Company Act")

and the Investment Advisers Act of 1940 (the "Advisers Act").  For example,

Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds.  The Funds' and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, replace these programs and procedures, and such conflicts fall outside of the parameters of this Code (see Section VI below).

      Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from the contractual relationships between the

Funds and the investment adviser (or advisory affiliates) of which the Covered

Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds.  The participation of the

Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the

Covered Officers of their duties as officers of the Funds.  Thus, if performed in conformity with the provisions of the Investment Company Act and the

Advisers Act, such activities will be deemed to have been handled ethically.

In addition, it is recognized by each Fund's Board of Directors or Board of

Trustees (each a "Board" and collectively the "Boards") that the Covered

Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

      Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company

Act and the Advisers Act.  The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed before the interest of the

Funds or Fund investors.

      Each Covered Officer must NOT:

      (a)   use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the

Funds whereby the Covered Officer would benefit personally to the detriment of the Funds or Fund investors;

      (b)   cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the

Funds or Fund investors;

      (c)   use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

      There are some conflict of interest situations that should always be discussed with the Funds' Chief Compliance Officer, if material.  Examples of these conflict of interest situations include:

   .  service as a director on the board of any public or private company;

   .  the receipt of any gift, gratuity, favor award or other item or benefit having a market value in excess of $100 per person, per year, from or on behalf of any person or entity that does, or seeks to do, business with or on behalf of the Funds.  Business-related entertainment such as meals,

      tickets to the theater or a sporting event which are infrequent and of a non-lavish nature are excepted from this prohibition;

   .  any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than its investment adviser, principal underwriter or any of their affiliates; and

   .  a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.  DISCLOSURE AND COMPLIANCE

      (a)   Each Covered Officer should become familiar with the disclosure requirements generally applicable to the Funds.

      (b)   Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including, without limitation, to the Funds' directors,

trustees, auditors, and other officers; and to governmental regulators and self-regulatory organizations.

      (c)   Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the

Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with,

or submit to, the SEC and in other public communications made by the Funds.

      (d)   It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws,

rules and regulations.

      Notwithstanding (a) through (d) above, (i) each Covered Officer is entitled to rely upon procedures adopted by the Funds and their affiliates

(including, without limitation, their investment adviser, sub-advisers,

principal underwriter, transfer agent and custodian) that are intended to ensure accurate and timely filing of documents with the SEC or communications with the public, and (ii) Covered Officers do not have a duty to ensure the

Funds' compliance in areas outside of their span of control (for example, the

Principal Financial Officer shall not have any duties with respect to compliance issues delegated to the adviser's Compliance Department, Marketing

Department, etc.).

IV.   REPORTING AND ACCOUNTABILITY

      Each Covered Officer must:

      (a)   upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that he or she has received, read, and understands this Code;

      (b)   annually thereafter affirm to the Boards that he or she has complied with the requirements of this Code;

      (c)   report at least annually all affiliations or other relationships related to conflicts of interest that are included and described in the Funds'

Directors, Trustees, and Officers Questionnaires;

      (d)   not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

      (e)   notify the Funds' Chief Compliance Officer promptly if he or she knows of any violation of this Code.  Failure to do so is itself a violation of this Code.

V.    ENFORCEMENT OF CODE

      The Funds' Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  The Chief

Compliance Officer is authorized to consult, as appropriate, with the

Chairperson of the Audit Committee of the affected Fund(s) (the "Committee"),

counsel to the Funds and independent legal counsel to the independent directors and independent trustees (as defined in Rule 0-1(a)(6) of the Investment

Company Act).  However, any approvals or waivers sought by any Covered Officer will be considered by the Committee.

      The Funds will follow these procedures in investigating and enforcing this Code:

      (a)   the Chief Compliance Officer will take all appropriate action to investigate any reported potential violations;

      (b)   if, after such investigation, the Chief Compliance Officer believes that no material violation has occurred, the Chief Compliance Officer is not required to take any further action;

      (c)   any matter that the Chief Compliance Officer believes is a material violation will be reported to the Committee;

      (d)   if the Committee concurs that a material violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; monetary sanctions based on making a Fund whole for damage suffered or to deter further actions; or a recommendation to suspend or dismiss the Covered Officer;

      (e)   the Committee will be responsible for granting waivers, as appropriate;

      (f)   all waivers shall be accompanied by a written memorandum, including information regarding to whom the waiver was granted, the details of the waiver, the nature and scope of the waiver, reason for the waiver, and the date of the waiver; and

      (g)   any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.   OTHER POLICIES AND PROCEDURES

      This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code,

they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Funds' and their investment adviser's and principal underwriter's Code of Ethics under Rule 17j-1 under the

Investment Company Act and the adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII.  AMENDMENTS

      (a)   This Code was initially adopted by a majority of both Boards

(including a majority of the Independent Directors and Independent Trustees

voting separately).

      (b)   Any material amendments to this Code, other than amendments to

EXHIBIT A, must be approved or ratified by a majority vote of both Boards,

including a majority of Independent Directors and Independent Trustees voting separately.

      (c)   A copy of each version of this Code and all waivers under this Code shall be maintained for at least six (6) years following the end of the fiscal year in which the amendment or waiver occurred.

VIII. CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.

Except as otherwise required by applicable law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its independent counsel.

VIII. FILING

      Each Fund shall file a copy of this Code as an exhibit to its annual report on Form N-CSR, and shall similarly file and report all material,

substantive amendments to this Code.EXHIBIT A

             PERSONS COVERED BY THIS SARBANES-OXLEY CODE OF ETHICS

                            AS OF NOVEMBER 10, 2003

                              (Revised 12/31/05)

Principal Executive Officer - Robert S. Bacarella

Principal Financial Officer - Lynn H. Waterloo

Principal Accounting Officer - Lynn H. Waterloo

Controller - N/A